Exhibit 99.2

FOR IMMEDIATE RELEASE

FAIRPOINT ANNOUNCES AGREEMENT TO

ACQUIRE UNITE COMMUNICATIONS

CHARLOTTE, NC, July 26, 2006 - FairPoint Communications, Inc. (NYSE: FRP) announced today that it has agreed to purchase Unite Communications Systems, Inc. (or Unite). The purchase price of this acquisition is expected to be approximately $10.8 million, subject to adjustment. The Unite transaction is expected to close in the third quarter of 2006.

Unite owns ExOp of Missouri, Inc., which is a facilities-based voice, data and video service provider located outside of Kansas City, Missouri. FairPoint believes this acquisition will complement its Cass County, Missouri asset acquisition. Unite serves approximately 4,200 access lines in Kearney and Platte City, Missouri, approximately 50 miles north of the Cass County service territory. Although classified as a CLEC, Unite owns 100% of its network and has no reliance on the incumbent LEC network in the areas it serves.

Unite’s current customer offerings include a video product which FairPoint expects to leverage in the Cass County service area as part of a triple-play bundle. Unite has experienced solid subscriber growth for its video product, and FairPoint believes that there is potential for future growth in the areas that Unite currently serves as well as in the Cass County service area.

“We look forward to serving the customers of Unite,” said Gene Johnson, FairPoint’s Chairman and CEO. “In addition to the growth prospects in the Unite service area, this acquisition will provide the opportunity to offer a triple-play bundle to our customers in the Cass County service area. Further, we expect this transaction to meet our core acquisition criteria. As such, we expect that the Unite acquisition will be accretive to free cash flow and will also improve our dividend payout ratio.”

About FairPoint

FairPoint is a leading provider of communications services to rural communities across the country. Incorporated in 1991, FairPoint's mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural communities. Today, FairPoint owns and operates 29 rural local exchange companies (RLECs) located in 18 states offering an array of services, including local and long distance voice, data, Internet and broadband offerings.

This press release may contain forward-looking statements that are not based on historical fact, including, without limitation, statements containing the words "expects," "anticipates,"

"intends," "plans," "believes," "seeks," "estimates" and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint's filings with the Securities and Exchange Commission, including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

Source: FairPoint Communications, Inc., www.fairpoint.com.

Investor Contact: Brett Ellis (866) 377-3747, bellis@fairpoint.com

Media Contact: Jennifer Sharpe (704) 227-3629, jsharpe@fairpoint.com

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